SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material pursuant to §240.14a-12

CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Notice of Annual Meeting of Shareholders
To be held on May 20, 2008

Dear Shareholder:

The 2008 Annual Meeting of the Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 20, 2008 at 10:00 a.m., for the following purposes:

1.	To elect seven directors of CDI;

2.	To ratify the appointment of KPMG LLP as CDI’s independent auditor for 2008; and

3.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 12, 2008 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders can also vote their shares over the Internet or by telephone. See the instructions on your proxy card or in the attached proxy statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 24, 2008

Philadelphia, Pennsylvania

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 20, 2008

The Proxy Statement and the Annual Report on Form 10-K for the year ended

December 31, 2007 are available at www.cdicorp.com, in the Investor Relations section.

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 20, 2008

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. beginning on or about April 24, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2008 Annual Meeting of Shareholders of CDI Corp. (referred to in this Proxy Statement as the Annual Meeting). Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the Board) to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are sometimes referred to in this Proxy Statement as the named proxies) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 20, 2008 at 10:00 a.m., in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, which is located at 1717 Arch Street in Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of seven directors of CDI (see page 4).
2.	The ratification of KPMG LLP as CDI’s independent auditor for 2008 (see page 17).

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as CDI stock) as of the close of business on March 12, 2008 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on the record date (March 12, 2008).

How many votes can be cast by all shareholders?

20,377,172, which is the number of shares of CDI stock which were outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered to be a “registered shareholder” of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial holder” of the shares held for you in what is known as “street name”. If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting By Internet:

Registered shareholders can vote by going to the website www.proxyvoting.com/cdi with their proxy card in hand and then following the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form in hand, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote on the Internet, you should not also mail your proxy card.

Voting By Telephone:

A touch-tone phone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-866-540-5760 (toll-free in the United States) and should have their proxy card in hand and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form in hand, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions. If you vote by telephone, you should not also mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to withhold authority to vote for the election of any or all of the seven nominated directors and to separately approve or disapprove of the appointment of KPMG LLP as CDI’s independent auditor for 2008. If you sign and return the proxy card, your shares will be voted for the election of all of the seven nominated directors unless you indicate that authority to do so is withheld, and in favor of the appointment of KPMG LLP as CDI’s independent auditor unless you specify a different vote.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which will be referred to in this Proxy Statement simply as the 401(k) plan), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in our 401(k) plan can only be done by mail. Shares in the 401(k) plan will not be voted unless a proxy card is signed and returned.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the broker with voting instructions. Brokerage firms have the authority, under the rules of the NYSE, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of directors and the ratification of KPMG LLP as CDI’s independent auditor are considered routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the broker cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal. Therefore, broker non-votes will have no effect on the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees, abstentions and broker non-votes are considered to be present at the meeting and will be counted in determining whether a quorum has been reached. Since there were 20,377,172 shares of CDI stock outstanding on the record date, 10,188,587 shares are necessary for a quorum at the Annual Meeting.

How many votes are required to elect the director nominees?

Assuming that a quorum is present, directors are elected by a plurality of the votes cast, which means the seven nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the seven director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

How many votes are required to ratify the appointment of the independent auditor?

Assuming that a quorum is present, this proposal will be decided by a majority of the votes cast, in person or by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions will not be considered to be a vote cast on any matter.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at its cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you will need to demonstrate that you were a registered CDI shareholder on March 12, 2008.

If I am a beneficial holder, can I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI proxy statement and annual report. This practice is known as “householding”. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this year’s Proxy Statement or annual report, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 569-2200. This Proxy Statement and the current annual report are also available online at www.cdicorp.com, in the Investor Relations section.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated seven directors for election at CDI’s 2008 Annual Meeting, to hold office until next year’s shareholders’ meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the seven nominees below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable, the Board may nominate, and the named proxies may vote for, a substitute nominee.

The following table sets forth information about the nominees for election to the Board of Directors.

Name	Age	Director of Company Since		Principal Present Position, Business Experience During at Least the Past Five Years and Other Public Company Directorships
Roger H. Ballou	57	2001		Mr. Ballou has been the President and Chief Executive Officer of CDI since October 2001. He currently serves as a director of Alliance Data Systems Corporation and Fox Chase Bank.

Michael J. Emmi	66	1999		Mr. Emmi has been, since April 2002, the Chairman and Chief Executive Officer of IPR International LLC (based in Conshohocken, PA), which provides electronic data backup storage, message archiving, business continuity and data center services.

Walter R. Garrison	81	1958	*	Mr. Garrison has been the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and Chief Executive Officer of CDI.

Lawrence C. Karlson	65	1989		Mr. Karlson is a private investor and consultant. He is also a director of H&E Equipment Services, Inc. and several private companies.

Ronald J. Kozich	69	2003		Mr. Kozich was the Managing Partner of Ernst & Young LLP’s Philadelphia office from 1991 to 1999, when he retired. He currently serves as a director of Tasty Baking Company and a member of the Board of Managers of IPR International LLC.

Constantine N. Papadakis	62	2005		Dr. Papadakis has been the President of Drexel University in Philadelphia since 1995. He is also a director of Amkor Technologies, Inc., Aqua America, Inc., Mace Security International, Inc. and Met-Pro Corporation. From 1986 to 1995, he was Dean of the College of Engineering at the University of Cincinnati. Prior to returning to academia, Dr. Papadakis served as Vice President of Tetra Tech, Inc., a subsidiary of Honeywell, as Vice President of STS Consultants Ltd., and in several senior engineering positions with Bechtel Power Corporation.

Barton J. Winokur	68	1968	*	Mr. Winokur has been, since 1996, the Chairman and Chief Executive Officer of Dechert LLP, an international law firm. He has been a partner at Dechert LLP since 1972.

* Includes periods served as a director of CDI Corporation, our predecessor registrant under the Securities Exchange Act of 1934.

The Board of Directors unanimously recommends a vote FOR the election of each of the seven nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all seven nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the New York Stock Exchange, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

In March 2008, the Board conducted this review and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Roger Ballou and Barton Winokur. Mr. Ballou, the company’s Chief Executive Officer (CEO), is the only director who is a CDI employee. Mr. Winokur is the Chairman, CEO and a partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for 2007 were approximately $650,000.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer and principal accounting officer). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy and our Conflicts of Interest and Corporate Opportunities Policy. Copies of the Code of Conduct and the associated conduct policies can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Board Meetings, Executive Sessions and Directors’ Attendance at Shareholders’ Meetings

The Board of Directors of CDI held eight meetings during 2007. Each of the current directors attended more than 90% of the total number of meetings held during 2007 by the Board and the committees of the Board on which he served during the year.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Walter Garrison), are generally held in conjunction with each Board meeting. Under CDI’s Corporate Governance Principles, if the Chairman of the Board were not an independent director, the independent directors would select from among themselves a continuing presiding independent director who would preside at executive sessions of the non-management directors.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2007 shareholders’ meeting, all of the company’s directors who were nominated for election were present.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Here are the current members of each committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Michael Emmi Ronald Kozich	Michael Emmi * Ronald Kozich Constantine Papadakis	Roger Ballou * Walter Garrison Barton Winokur	Barton Winokur * Roger Ballou Lawrence Karlson	Walter Garrison * Michael Emmi Constantine Papadakis

* Chairman

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent auditor (subject to shareholder ratification), (d) overseeing the company’s independent auditor and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This Committee held fourteen meetings during 2007.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs, as described in more detail on page 8. This Committee held ten meetings during 2007.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This Committee did not hold any meetings during 2007.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This Committee held five meetings during 2007.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. The Committee also (a) provides the Board with recommendations of new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in selecting the company’s CEO, evaluating his or her performance and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. The Governance and Nominating Committee held fourteen meetings during 2007.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Ronald Kozich is a former Managing Partner of the Philadelphia office of the accounting firm Ernst & Young LLP.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee is composed entirely of independent, nonemployee directors. The Committee operates pursuant to a written charter, which is posted and publicly available on CDI’s website at www.cdicorp.com.

The Compensation Committee has sole authority to determine the Chief Executive Officer’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for other members of CDI’s senior management team within these policy guidelines: (a) executive base pay must not exceed the 75th percentile of market compensation as determined by an independent compensation consultant (although, as described in the CD&A, the Committee generally targets compensation to be around the 50th percentile); (b) the employees’ short-term incentive opportunity must stay within the parameters of the existing non-equity incentive compensation plan; and (c) annual equity grants must not exceed the average grants over the previous three years plus twenty percent and must be market competitive as determined by an independent compensation consultant. Any non-CEO compensation arrangement which falls outside of these guidelines must be presented to and reviewed by the Board of Directors for approval. All of CDI’s 2007 executive compensation fell within these guidelines and was approved by the Compensation Committee.

As explained in the “Timing and Pricing of Equity Awards” section of the Compensation Discussion and Analysis (CD&A), the Compensation Committee has delegated limited authority to the company’s Chief Executive Officer to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in their size and type. The CEO may not make awards to executive officers or directors under his delegated authority.

The CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, except with regard to the limited authority delegated to the CEO to approve certain equity awards which was described in the preceding paragraph, all executive compensation must be approved by the Compensation Committee or the Board.

Prior to the beginning of each year, the Chairman of the Committee, with the assistance of the company’s Senior Vice President, Human Resources, prepares a work plan that outlines the schedule of the Committee’s activities for the upcoming year. Agendas for each of the Committee’s meetings are determined by the Chairman with the assistance of the Senior Vice President, Human Resources. The agenda and materials are mailed to the Committee members approximately one week before each meeting. The company’s CEO and its Senior Vice President, Human Resources generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly scheduled meeting. The Committee Chairman reports on Committee actions to the full Board of Directors at each regularly scheduled Board meeting.

Late in each calendar year, in connection with the process of determining executive compensation for the following year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and other senior managers of the company. These tally sheets, which are prepared by CDI’s Human Resources Department, summarize the company’s compensation arrangements with each person, including (a) the total compensation expected to be earned in the current year and the total compensation earned in the previous year, (b) all perquisites and personal benefits received during the current year, (c) potential payouts under various scenarios, including voluntary termination, involuntary termination, death, disability, retirement and a change-in-control of the company, and (d) information regarding the equity awards held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

The Compensation Committee has retained the services of HayGroup, an independent outside consulting firm, to help in determining competitive compensation levels. That firm, which reports to the Committee and not to management, has performed periodic reviews of competitive executive compensation levels. The most recent comprehensive review by HayGroup was done in the fourth quarter of 2005, but HayGroup has on occasion performed compensation reviews with respect to selected executives since that time. The nature and findings of those compensation reviews are described in the “Benchmarking and Competitive Compensation” section of the CD&A.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2007, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

Related Party Transactions and Approval Policy

The Board of Directors has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;
•	a shareholder owning more than 5% of CDI’s stock; or
•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board of Directors; and

•	the transaction is subsequently approved by the disinterested members of the Board of Directors.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures.

Process for Nominating Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The charter of the Governance and Nominating Committee is posted on CDI’s website at www.cdicorp.com. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess sound judgment and superior intelligence, exhibit the highest levels of personal character and integrity and have demonstrated significant ability in his or her professional field. Other factors considered include the candidate’s available time to devote to CDI Board matters and whether the individual meets the existing independence requirements.

Prospective candidates typically have been recommended by existing Board members. The Governance and Nominating Committee will also consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: General Counsel and Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

In late 2007, the Governance and Nominating Committee retained a firm to assist the Committee in identifying prospective candidates for the Board. The Committee evaluates the credentials of candidates as they are identified by that firm. No candidate identified by that firm has yet been nominated or elected as a director of CDI, but the company has paid fees billed by that firm in 2008.

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by Board members, shareholders or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o CDI Corp. General Counsel and Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case, or to the presiding independent director if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s directors is structured to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•	Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year, which the director can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (referred to in this Proxy Statement as the Stock Purchase Plan or the SPP). If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive units that correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the amount of the retainer fee which the director chooses to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.
•	Deferred Stock. Each non-employee director receives an annual grant of shares of Time-Vested Deferred Stock (TVDS), which upon vesting on the third anniversary of the date of grant, is converted into an equivalent number of shares of CDI Stock. The value of the annual TVDS grant to each director is $100,000, based on the value of CDI Stock on the date of grant. This element of director compensation was added effective July 18, 2007. The initial TVDS grant was made to the non-employee directors at that time, with the value prorated to reflect a portion of the directors’ fee year. In future years, it is anticipated that the TVDS grant will be made on the date of the annual shareholders’ meeting.
•	Committee Service Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one.
•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and Committee meeting. Prior to July 18, 2007, the attendance fee for each Committee meeting was $750.
•	Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither the Committee nor the Board has retained a compensation consultant in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2007 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the remaining payments in a lump sum.

The following table shows the 2007 compensation for our non-employee directors, including Kay Hahn Harrell, whose service on the Board ended at the time of last year’s annual shareholders’ meeting (May 15, 2007).

Director Compensation Table for 2007

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($)		Total ($)
Michael J. Emmi	111,360	75,415	0	0		186,775
Walter R. Garrison	143,000	54,789	0	35,000	(4)	232,789
Kay Hahn Harrell	24,900	12,749	4,716	0		42,365
Lawrence C. Karlson	92,250	134,506	0	0		226,756
Ronald J. Kozich	89,250	53,456	0	0		142,706
Constantine N. Papadakis	85,250	52,820	0	0		138,070
Barton J. Winokur	77,750	50,621	0	0		128,371

Notes to the Director Compensation Table:

(1)	The Fees Earned or Paid in Cash column represents a total of the retainer fees, Board Chairman fees, Committee Chairman fees, fees for service on more than one Committee, Board meeting attendance fees and Committee meeting attendance fees paid to the directors for 2007. The following table shows a breakdown of those fees for each non-employee director.

Name	Retainer Fees ($)	Board Chairman Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Michael Emmi	55,000	0	10,000	4,860	9,000	32,500	111,360
Walter Garrison	55,000	60,000	5,000	3,000	9,000	11,000	143,000
Kay Harrell	20,900	0	0	0	1,000	3,000	24,900
Lawrence Karlson	55,000	0	10,000	3,000	9,000	15,250	92,250
Ronald Kozich	55,000	0	0	3,000	9,000	22,250	89,250
Constantine Papadakis	55,000	0	0	3,000	8,000	19,250	85,250
Barton Winokur	55,000	0	5,000	3,000	8,000	6,750	77,750

Some of the retainer fees which are included in the Fees Earned or Paid in Cash column of the Director Compensation Table for 2007 were, at the election of certain directors, paid in SPP units rather than in cash. The table below shows the portion of each director’s retainer fee that was paid in cash and in SPP units.

Name	Retainer Fees Paid in Cash ($)	Retainer Fees Paid in SPP Units ($)
Michael Emmi	38,100	16,900
Walter Garrison	55,000	0
Kay Harrell	11,400	9,500
Lawrence Karlson	0	55,000
Ronald Kozich	30,000	25,000
Constantine Papadakis	30,000	25,000
Barton Winokur	55,000	0

The expense recognized by CDI in 2007 in connection with the SPP units received by directors for their service on the Board in 2007 is also reflected in the Stock Awards column of the Director Compensation Table for 2007. Therefore, in the case of each director other than Mr. Garrison and Mr. Winokur, certain amounts are included in both the Fees Earned or Paid in Cash column and the Stock Awards column of the Director Compensation Table for 2007.
(2)	The Stock Awards column represents the total dollar amount recognized or “expensed” in 2007 for financial statement reporting purposes in accordance with FAS 123(R) for: (a) TVDS received by the directors in 2007; and (b) SPP units received by the directors in lieu of cash retainer fees in 2007 and 2006 (and the additional units received by the director as a result of the company match), calculated without regard to any estimated forfeitures. Also included in this column is the total dollar amount of dividends accrued during 2007 on unvested TVDS and SPP units (upon vesting, holders of TVDS and SPP units receive additional shares of CDI stock having a fair market value equal to the sum of the dividends that would have been paid during the vesting period had the shares been issued and outstanding during that time).
The grant date fair value of the shares of TVDS received by the directors in 2007 equals the market value of an equivalent number of shares of CDI stock (based on the closing price of CDI stock on the grant date, which was $32.26 per share) and such grant date fair value is expensed over the vesting period of the TVDS (except that the grant date fair value is expensed over one year in the case of directors with five or more years of service).
The grant date fair value of the SPP units received by the directors in 2007 equals the dollar amount of retainer fees which are paid in the form of SPP units (based on the closing price of CDI stock on the grant date, which was $28.77 per share) and such grant date fair value is expensed over a one-year period following the date of grant.
For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC.
The following table indicates the number of shares of TVDS and SPP units held by each non-employee director at the end of 2007.

Name	Shares of TVDS as of December 31, 2007	SPP Units as of December 31, 2007
Michael Emmi	2,583	1,633
Walter Garrison	2,583	7,633
Kay Harrell *	0	0
Lawrence Karlson	2,583	8,497
Ronald Kozich	2,583	3,862
Constantine Papadakis	2,583	3,084
Barton Winokur	2,583	0

* Ms. Harrell is a former director. Her service as a director ended on May 15, 2007.

(3)	The Option Awards column represents the dollar amount recognized in 2007 for financial statement reporting purposes in accordance with FAS 123(R) for stock options received by a former director (Kay Hahn Harrell) in lieu of cash retainer fees in a prior year, calculated without regard to any estimated forfeitures. The total number of outstanding stock options held by Ms. Harrell as of December 31, 2007 was 3,122. For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC.
(4)	This amount is paid under the 1978 supplemental pension agreement with Walter Garrison which is described above on page 12.

Stock Ownership Requirements for Directors

Under the stock ownership requirements which were in effect during 2007, each director who has served on the Board for at least four years is required to own at least $100,000 in market value of CDI stock. Any director who does not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP until the required ownership level is met. SPP units and TVDS are treated as shares owned for purposes of the stock ownership requirement, as are shares owned directly by a director’s spouse and shares held in a trust established by the director for his or her own benefit or for the benefit of members of his or her family. As of December 31, 2007, all of the members of the Board had satisfied the stock ownership requirement then in effect except for Constantine Papadakis, who has not served on the Board for four years and who is therefore not yet subject to the ownership requirement.

In July 2007, the Board raised the required ownership level to $400,000 effective 2011 for current members of the Board. Under this new policy, any director who does not own $400,000 of CDI stock by and after the director’s fourth year on the Board (or by 2011 in the case of the current directors) would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP until the required ownership level is met.

PRINCIPAL SHAREHOLDERS

As of March 12, 2008, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 12, 2008 are considered to be beneficially owned as of March 12, 2008. The total number of shares of CDI stock beneficially owned by all holders as of March 12, 2008 was 20,843,547.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*	Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Donald W. Garrison, Lawrence C. Karlson, John C. Strayer and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children	4,806,999 (1)	23.1%
c/o Arthur R. G. Solmssen, Jr., Esquire
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104

FMR LLC	3,048,535 (2)	14.6%
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

Walter R. Garrison	1,395,098 (3)	6.7%
800 Manchester Avenue, 3rd Floor
Media, PA 19063

Notes	to the Principal Shareholders Table:

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	This number is as of December 31, 2007, and is based on a Schedule 13G filed by the shareholder with the SEC.

(3)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (2) and (4) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or executive officer, and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 12, 2008 and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 12, 2008 are considered to be beneficially owned as of March 12, 2008. The total number of shares of CDI stock beneficially owned by all holders as of March 12, 2008 was 20,843,547.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou	119,260	(1)	0.6%
Michael J. Emmi	7,001		*
Walter R. Garrison	1,395,098	(2) (3) (4)	6.7%
Lawrence C. Karlson	74,422	(3)	0.4%
Mark A. Kerschner	23,734	(5)	0.1%
Ronald J. Kozich	3,595		*
Constantine N. Papadakis	0		*
Joseph R. Seiders	68,672	(6)	0.3%
Cecilia J. Venglarik	75,511	(7)	0.4%
Barton J. Winokur	204,717	(3) (4) (8)	1.0%
All directors, director nominees and executive officers as a group (10 persons)	1,972,010	(9)	9.5%

Notes	to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 26,417 shares of restricted stock which are subject to vesting, 23,833 shares which Mr. Ballou has the right to acquire through the exercise of stock options and 25,100 shares held by his wife.

(2)	Includes 81,754 shares held indirectly. Does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of eleven trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 620,000 shares owned by Mr. Garrison have been pledged as security for loans made by banks to third parties and for lease obligations of a third party.

(3)	Does not include 4,806,999 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

(4)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the four trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI, and Walter Garrison’s wife. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(5)	Includes 10,226 shares that Mr. Kerschner has the right to acquire through the exercise of SARs.

(6)	Includes 43,569 shares that Mr. Seiders has the right to acquire through the exercise of stock options and SARs.

(7)	Includes 53,519 shares that Ms. Venglarik has the right to acquire through the exercise of stock options and SARs.

(8)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(9)	If the 4,806,999 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (4) above, the 32,000 shares held by The Garrison Family Foundation referred to in footnote (2) above and the 19,000 shares held by foundation referred to in footnote (9) were combined with the 1,972,010 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 7,005,009 shares or 33.6% of the total number of shares of CDI stock beneficially owned by all holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2007, except that: (1) Kay Hahn Harrell, a former director of the company, filed a late report (by about two weeks) in connection with a sale of CDI stock after she left the Board; and (2) due to an administrative error on the part of the company, Roger Ballou and Joseph Seiders each filed a late amendment to a timely-filed report, correcting the number of shares received upon vesting of SPP units.

PROPOSAL TWO

RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR

Appointment of Independent Auditor for 2008

The independent public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent auditor for the fiscal year ending December 31, 2008, subject to ratification by the shareholders of the company. KPMG has been serving the company in this capacity for many years and the knowledge of CDI’s business which they have gained is valuable. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the shareholders’ meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Auditor for 2007 and 2006

KPMG LLP served as CDI’s independent auditor for the fiscal years ended December 31, 2007 and December 31, 2006. KPMG’s fees and expenses for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2007	2006
Audit Fees (1)	$1,713,000	$1,871,933
Audit-Related Fees (2)	17,500	17,000
Tax Fees	0	0
All Other Fees (3)	1,680	1,080

Total Fees	$1,732,180	$1,890,013

(1)	Audit Fees consist of the aggregate fees and expenses billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of the fees billed for audits of the financial statements of CDI’s 401(k) plan.

(3)	All Other Fees consist of a license fee for certain payroll tax compliance software used by CDI in the United Kingdom.

Pre-Approval Policy for Auditor Services

The Audit Committee has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s auditor in order to assure that providing such services will not impair the auditor’s independence.

For audit services, KPMG provides the Audit Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our recent practice has been for KPMG to submit any proposed additional fees to the Audit Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2007 (and has not been retained to provide non-audit or non-audit-related services so far in 2008). However, under CDI’s pre-approval policy, management may submit to the Audit Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent auditor to provide for the year. Management and the independent auditor must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related service spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chairman reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent auditor.

The independent auditor must ensure that the Committee has approved all services provided to CDI. The independent auditor’s fees, as compared to the budget for such services, are tracked and reported to the Audit Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board of Directors is comprised of three directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent auditor (subject to shareholder ratification), (d) overseeing the company’s independent auditor and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board of Directors. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG LLP, the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Committee held fourteen meetings during 2007. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2007 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2007. The Audit Committee was kept apprised of the progress of the evaluation over the course of the past year and provided oversight and advice to management during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2007, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG their independence. The Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE:

Lawrence C. Karlson, Chairman

Michael J. Emmi

Ronald J. Kozich

EXECUTIVE COMPENSATION

Identification of the Named Executive Officers (NEOs)

The Board of Directors of CDI annually elects the executive officers of the company, traditionally at the meeting of the Board held on the day of the annual meeting of shareholders. Below are all of CDI’s executive officers at the end of 2007, along with their business experience over the past five years:

Roger H. Ballou, age 57, has been the President and Chief Executive Officer of CDI since October 2001 and has served as a director of CDI since that time.

Mark A. Kerschner, age 54, has been the Executive Vice President of CDI since September 2005 and the company’s Chief Financial Officer since November 2005. Previously, he was (from 2004 to 2005) the Vice President and Assistant Controller of Schering-Plough Corporation (a global company based in Kenilworth, NJ which develops, manufactures and markets prescription and consumer health products). From 2001 to 2004, he served as Chief Financial Officer of Elemica, Inc. (a network created by the global chemical industry to facilitate the purchase and sale of chemicals, headquartered in Wayne, PA).

Cecilia J. Venglarik, age 58, has been CDI’s Senior Vice President, Human Resources since September 2001.

Joseph R. Seiders, age 59, has been the Senior Vice President and General Counsel of CDI since 1987.

This Proxy Statement contains extensive information regarding the 2007 compensation to Roger Ballou, Mark Kerschner, Cecilia Venglarik and Joseph Seiders, who are referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs”.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

CDI’s Executive Compensation Objectives and Philosophy

We have designed our compensation program to motivate our executives to deliver increased shareholder value and to reward them for doing so. We measure increases in shareholder value principally through:

1.	our ability to deliver strong levels of operating profit, generating returns on our assets that exceed the cost of the capital used to produce those profits; and

2.	the returns realized by our shareholders through increases in the market price of our stock and through the payment of dividends on our stock.

As to our first measure of shareholder value, our program gives our executives the opportunity to earn cash incentive compensation, Performance-Contingent Deferred Stock and performance-based restricted stock based mainly on the returns CDI achieves on the assets used in our business. This emphasis on the company’s return on assets is intended to focus the attention of our executives on getting the most out of the company’s assets and on pursuing only those growth opportunities which provide desired returns. We believe that, in the long term, superior returns on the assets employed in our business result in superior returns for shareholders in terms of increases in CDI’s stock price.

With respect to our second measure of shareholder value, we’ve linked a significant portion of our executives’ compensation to the value of CDI stock through awards of stock-settled Stock Appreciation Rights (SARs), stock options, Time-Vested Deferred Stock and time-based restricted stock (all of which are described in more detail below). All of these provide our executives with an equity interest in CDI, the value of which is dependent on the market price of CDI stock. In addition, we require our executives to own a certain amount of CDI stock, we require them to participate in our Stock Purchase Plan and we give them the opportunity to participate in our Executive Stock Purchase Opportunity Program. All of these steps are designed to assure that our executives amass a substantial amount of CDI stock over time, so that their net worth will be meaningfully affected by changes in the value of our stock. This aligns the financial interests of our executives with the financial interests of our other shareholders.

By making a major portion of our executives’ total compensation dependent on these measures of shareholder value, we intend to put a large part of their compensation at-risk and dependent upon their delivery of increased shareholder value.

We also seek to provide a competitive level of total compensation so that we can attract and retain well-qualified executives who can achieve this objective of improving shareholder value over the long term. To do this, we attempt to structure our compensation packages so they are in the median range of compensation for executives of our peer companies and companies of similar size to ours.

These objectives underlie CDI’s compensation program for our entire senior management team, a group that includes the Named Executive Officers and approximately fifteen other people. But in this Compensation Discussion and Analysis we will focus on the NEOs. Roger Ballou, the company’s Chief Executive Officer, is the only Named Executive Officer who has an employment agreement that sets forth the terms of his compensation. Mr. Ballou’s original employment agreement became effective in 2001 when he joined CDI. Since then he has signed two new employment agreements. The first one became effective in 2005 and the second one became effective at the beginning of 2008. Both of these agreements extended the term of Mr. Ballou’s employment, with the 2008 agreement extending it until March 31, 2011. The 2005 agreement largely continued the same compensation elements that had been agreed upon in Mr. Ballou’s original contract while the 2008 agreement changed the mix of newly awarded equity compensation ingredients from the first two agreements. However, the basic objectives described above have applied to Mr. Ballou’s compensation package in all three of his employment agreements.

Benchmarking and Competitive Compensation

Our intent is that, when the company achieves its target level of performance, our total cash compensation and our total stock-based or equity compensation to our executives will each approximate the median level (50th percentile) of such elements at comparable companies. To determine what comparable companies are paying their executives, the Compensation Committee retains an independent outside compensation consulting firm to do periodic studies. The most recent study for the senior management team, including the executives, was done by HayGroup in the fourth quarter of 2005. Since then, the Committee has used HayGroup to provide compensation data on selected executives as the need arose. The Committee intends to have another study done during 2008. When doing such studies for the Committee, consultants report directly to the Committee and do not work for management.

The 2005 study examined the proxy statements of the sixteen peer group companies that are listed below. These were the companies that constituted the peer group index in CDI’s stock performance graph that appeared in our proxy statement when the study was done. This list will be updated in the 2008 study to reflect the company’s current peer group.

Butler International Inc.	Korn/Ferry International
CIBER, Inc.	Manpower Inc.
Computer Horizons Corp.	MPS Group, Inc.
Computer Task Group Inc.	Robert Half International Inc.
Heidrick & Struggles International	The Shaw Group Inc.
Jacobs Engineering Group, Inc.	Spherion Corporation
Keane Inc.	Tetra Tech, Inc.
Kelly Services, Inc.	Volt Information Sciences, Inc.

The compensation of CDI’s Chief Executive Officer, Chief Financial Officer and General Counsel were compared to the compensation of officers with those titles that appeared in these companies’ proxy statements.

The 2005 study also compared our compensation program to those maintained by service companies of a similar size to CDI which are outside of our peer group. The study further compared our program to a general industry database. We believe it is important to do these extra analyses because we compete with other service companies for executive talent. These analyses largely confirmed the peer group data.

The 2005 study showed that our target for cash compensation was approximately at the market median. However, the actual cash compensation that we paid was considerably below market in recent years because our cash incentive compensation payouts had been low in most of the years from 2001 through 2005. This was because our financial performance did not meet our financial targets in most of those years. The 2005 study also showed that CDI’s equity compensation was well below market median, a finding that led the Compensation Committee to increase the equity compensation to executives beginning in 2006.

Our philosophy is that cash compensation paid to CDI’s executives should only exceed the market median when the company’s performance is above target. However, equity compensation is further constrained by our policy of limiting overhang (described in more detail later) to benchmarked levels, so that even when our performance substantially exceeds target levels, equity compensation would not be expected to substantially exceed market competitive levels. But, our executives can further increase their CDI equity ownership through their participation in the Stock Purchase Plan and through their elections under the Executive Stock Purchase Opportunity Program (which plans are not subject to the overhang restriction), and thereby build value over time if CDI’s stock price rises.

In setting compensation levels for the NEOs other than the Chief Executive Officer, in addition to reviewing executive compensation against the benchmark data from the HayGroup study, the Compensation Committee also solicits input from the Chief Executive Officer regarding internal pay equity considerations and his recommendations regarding the compensation levels for those executives who report to him.

The Principal Components of CDI’s Executive Compensation Program

The components of our executive compensation program are: salary, cash incentive compensation, equity compensation (consisting of some combination of SARs, stock options, restricted stock, Time-Vested Deferred Stock and Performance-Contingent Deferred Stock), 401(k) plan match, severance and other post-employment compensation, participation in the Stock Purchase Plan and participation in the Executive Stock Purchase Opportunity Program. In designing the executive compensation program, the Compensation Committee seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, payouts that are based on the company’s short-term performance and payouts based on long-term performance.

Base Salary

Base salary is the fixed element of an executive’s annual cash compensation. We base the salary for each executive on that person’s position, scope of responsibilities, experience and past performance and we also compare each executive’s salary with the salaries of other members of the CDI senior management team to insure that those employees in higher positions with greater responsibilities and more experience receive higher base salaries than others. In addition, since we believe it is necessary to pay a competitive salary in order to attract and retain well-qualified executives, we pay base salaries which are at roughly the market median level (50th percentile) paid to comparable executives at comparable companies. Based on our 2005 HayGroup study, we believe our base salaries for executives are in the range of the market median.

The base salaries of the NEOs for 2007 are set forth in the Summary Compensation Table on page 36. Effective January 1, 2008, the CEO’s salary increased by 9% from a rate of $687,500 per year to a rate of $750,000 per year under the terms of his 2008 employment agreement. The reason for this increase is that, at the time Mr. Ballou and the Compensation Committee were structuring his 2008 employment agreement, the Committee believed his salary to have fallen below the market median level for CEOs in comparable companies. The Committee developed this view based on its analysis of compensation surveys and other public information. Therefore, Mr. Ballou’s employment agreement provided for a salary increase. In 2007, the Committee also increased Mark Kerschner’s salary by 8% based on a Hay Group analysis of CFO compensation, and Joseph Seiders received a 3.5% salary increase and Cecilia Venglarik received a 2% increase to maintain their salaries at approximately the median level.

Cash Incentive Compensation Program

In addition to a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending on the company’s financial performance during the year and on their achievement of individual performance objectives. The cash incentive compensation program is designed mainly to reward short-term (one year) business results whereas the stock-based awards are tied to longer-term financial results and stock price appreciation.

Under our cash incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would be paid this target amount for 100% achievement of the executive’s incentive compensation criteria. In choosing the percentage of an executive’s salary for his or her target payout amount, we generally set higher percentages for executives at higher levels in the organization and for positions which have a greater impact on the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the cash incentive compensation program. Consistent with these principles, our CEO has the highest target payout percentage among the NEOs (75% for 2007), followed by our CFO and then the other NEOs (all of whom are 50% or below).

There are two components in our 2007 cash incentive compensation program. The first component, which accounts for 70% of each executive’s cash incentive compensation opportunity, is based on CDI’s return on net assets (RONA). The second component, which accounts for 30% of each executive’s incentive compensation opportunity, is based on the achievement of individual performance objectives that are tailored to each executive (we call those objectives MBOs, which is an abbreviation for Management by Objectives). The RONA-based portion of the incentive compensation gets the heavier weighting because we believe that RONA has the most influence on increasing shareholder value.

For 2008, the Compensation Committee has altered the components of the cash incentive compensation program for the NEOs to: (a) add an element based on revenue, because the Committee believes that revenue growth will lead to profit growth, which will in turn contribute to increased shareholder value; (b) for each NEO other than the CEO, add an element based on adhering to his or her department’s budget for the year, because the Committee wishes to stress the importance of the executives maintaining cost controls with respect to their own functional group; and (c) require that, in order for any RONA payout to exceed 100% of the target payout, the company’s net income goal must be achieved or exceeded. The Committee added this last requirement in order to ensure that achieving budgeted income is part of any RONA payout that exceeds target.

RONA-Based Portion of Cash Incentive Compensation

RONA measures how effective the company is in managing its assets. We defined RONA for 2007 as the company’s net income for the year divided by the company’s average amount of net assets (total assets minus total liabilities) during the year. In calculating the net assets, certain non-operating assets and liabilities (specifically, cash, goodwill and any income tax assets or liabilities) are excluded because we want our executives to concentrate on the efficient use of the operating assets in CDI’s business. Net assets and net income of discontinued operations are also excluded. We use RONA as a basis for cash incentive compensation to focus our executives on effective management of our operating assets, including the collection of accounts receivable (which is CDI’s single biggest operating asset). By basing payouts on RONA, we intend to reward executives for maximizing profits and efficiently managing our assets.

To earn the target level of RONA-based cash incentive compensation, the company must hit the target level of RONA in CDI’s operating plan, which is developed each year by management, reviewed by the Finance Committee and approved by the Board of Directors. The specific target for a given year depends on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. However, a key principle in setting the target is that any investments made in CDI’s business and any additional assets used by the company must generate returns that exceed the cost of capital. We believe that if CDI achieves its target levels of RONA, shareholder value will increase over the long term. Executives can earn payouts that exceed their target payouts if the RONA levels that are achieved meaningfully surpass the cost of capital on all assets used in the company’s business. However, the payouts cannot exceed a set maximum payout (see table, below).

Our targets are intended to be realistic and achievable. However, they are set high enough that exceeding them by any meaningful amount would require performance substantially exceeding expectations. We believe that if financial targets are not attainable, the compensation program will lose the motivational effect it was designed to achieve and payouts will lag behind competitive market levels. There have been years when our compensation targets were not met due to a volatile economic environment, a restructuring of our operations and unexpected accounting charges. We believe the fact that little or no cash incentive compensation was earned in those years demonstrates that our program works as designed, providing an at-risk element that is tied to CDI’s performance.

Under our cash incentive compensation program, we establish a payout scale for RONA levels above and below the RONA target. This scale sets a threshold level of performance (below which no cash incentive compensation would be earned) and a maximum level of performance (above which no additional incentive compensation could be earned). The scale is designed so there is a significant fall-off in compensation for performance which is below target and a significant ramp-up in compensation for performance which exceeds the target. If performance reaches the maximum level, executives can earn 200% of their target payout.

The following table provides key information about the payout levels for CDI’s cash incentive compensation program in 2007.

Payout Level	RONA	% of RONA Target	Payout as a % of Target Payout
Threshold level	10.90%	76.4%	48.1%
Target level	14.27%	100.0%	100.0%
Maximum level	16.68%	116.9%	200.0%

The actual RONA achieved by CDI for 2007 was 19.8%, which represented 138.8% of the target level. This resulted in a payout of 200% of the target amount for the RONA-based portion of cash incentive compensation. In 2006, the RONA achieved was 90.4% of target and resulted in a payout of 65.3% of the target payout. These results illustrate the leverage built into our incentive compensation program in a year when performance improved dramatically.

Under the terms of Mr. Ballou’s employment agreement, his cash incentive compensation is capped at 120% of his salary. A 200% RONA payout for 2007 contributed to his 2007 cash incentive compensation exceeding this limit and, therefore, the cap came into play. This cap originated in Mr. Ballou’s 2001 employment agreement as the Committee intended to put reasonable limits on CEO cash compensation.

MBO-Based Portion of Cash Incentive Compensation

We include MBOs as a component of our cash incentive compensation program for executives because we believe that there are certain critical strategic objectives that each executive should be responsible for achieving in a given year. We establish MBOs for each executive around the time that we prepare our annual operating plan. MBOs often reflect longer-term objectives that may not have a significant effect on RONA for the year in which they are performed (and in fact could have a short-term negative impact on RONA) but are expected to promote future shareholder value.

Payouts for the achievement of MBOs are done on a “straight line” basis from 0% to 100% and are, therefore, different than payouts for achievement of RONA targets where executives have the potential to earn more than 100% of the target amount.

The 2007 MBOs for our CEO were for CDI to meet its financial plan (which included targets for key metrics such as revenue, direct margin, operating income, net income and RONA), to ensure progress on the company’s strategic plan, to develop new higher-margin revenue sources, to ensure a sound financial control system is in place, to ensure progress on talent development and to partner with the Board to evaluate/win strategic acquisitions. These objectives were designed to focus the CEO on what the Compensation Committee agreed should be his top priorities. The Committee makes an overall evaluation of the CEO’s achievement of his MBOs after the end of the year (there are no pre-set percentages assigned to each objective). The Compensation Committee determined that Roger Ballou achieved 75% of his MBOs. The principal reason for the shortfall was the speed of implementing a new strategy for the company’s IT business segment.

The following table shows examples of the 2007 MBOs for the other Named Executive Officers. The CEO assesses the performance by the NEOs of their MBOs and recommends achievement percentages to the Compensation Committee which evaluates these recommendations, either accepts or revises them, and then approves them.

Name of Executive	Position	Example of 2007 MBOs	% Achievement of All 2007 MBOs
Mark Kerschner	Executive Vice President and Chief Financial Officer	Complete the staffing of the expanded corporate finance department	75%
Cecilia Venglarik	Senior Vice President, Human Resources	Continue to enhance the pay-for-performance linkage between CDI’s variable compensation plans and business unit value to the corporation	80%
Joseph Seiders	Senior Vice President and General Counsel	Work with the Finance and Tax departments to implement an improved corporate structure	80%

Committee Discretion in the Incentive Compensation Program

Except with respect to our CEO, whose employment agreement governs his cash incentive compensation, under CDI’s cash incentive compensation program the Compensation Committee can increase or decrease the amounts to be paid to executives. The Committee believes that this discretion is important in order to (a) take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high or too low under the circumstances, (b) recognize unique or special accomplishments by executives during a given year, (c) take into consideration market changes in executive compensation, and (d) otherwise carry out the broad objectives of the compensation program.

Snapshot of the 2007 Cash Incentive Compensation Program and Payouts

Information regarding the 2007 target and actual cash incentive compensation awards for each of the NEOs is shown in the table below.

Name	Target Payout as a % of Salary		Target Award ($)	Maximum Award ($)		Payout Range as a % of Salary		Actual Cash Award ($)	Actual Award as a % of Salary
Roger Ballou	75%	(1)	480,469	768,750	(2)	0-120	% (2)	768,750	120%
Mark Kerschner	50%		165,417	281,209		0-85%		268,803	81%
Cecilia Venglarik	45%		115,500	196,350		0-77%		189,420	74%
Joseph Seiders	30%/45%	(3)	100,900	171,530		0-58%		165,476	58%

(1)	In Mr. Ballou’s 2008 employment agreement, his target payout was increased to 80% of his salary.

(2)	Under his employment agreement, Mr. Ballou’s total maximum incentive compensation is 120% of his salary. This provision was carried over from his original employment agreement.

(3)	In September 2007, Mr. Seiders’ target percentage was increased from 30% of base salary to 45% to bring it in line with the other NEOs who report to the CEO. The higher rate was applicable only to the portion of 2007 that followed the change.

Equity Compensation

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of those executives and the interests of our other shareholders. Accordingly, we regard the stock-based elements of the executive compensation program as essential to the program’s effectiveness. Each year, typically in March, we grant equity awards to our NEOs under the shareholder-approved 2004 CDI Corp. Omnibus Stock Plan (the “Omnibus Plan”). These awards generally consist of a combination of the following: (a) stock-settled Stock Appreciation Rights (SARs) or stock options, (b) Time-Vested Deferred Stock (TVDS) or time-based restricted stock, and (c) Performance-Contingent Deferred Stock (PCDS) or performance-based restricted stock. Prior to the implementation of the Omnibus Plan, CDI’s equity compensation awards consisted primarily of stock options and occasional grants of restricted stock.

We now generally award stock-settled SARs rather than stock options because SARs provide economically equivalent value to the holders but are easier to exercise. SARs eliminate the need for holders to execute a cashless exercise or to raise cash to pay an option exercise price. They also eliminate the need to pay brokerage commissions. The use of SARs instead of options also lessens the dilution of our outstanding shares. And our SARs are settled in stock (rather than being paid out in cash) in order to further promote CDI stock ownership by our executives.

PCDS, which vests only if CDI meets a financial target, is a part of our standard executive compensation package because it directly ties equity awards to company performance. TVDS, which generally vests over a five-year period, was specifically designed to promote employee retention. Another reason that Deferred Stock (both TVDS and PCDS) was chosen to be a component of the equity compensation for CDI’s executives (rather than just stock options) is that fewer shares of Deferred Stock need to be awarded, as compared to stock options, to provide the equivalent economic value to a recipient, thereby also reducing the company’s share dilution. In addition, Deferred Stock assists executives in meeting their stock ownership requirements, which are described below. The Compensation Committee believes that CDI’s standard package of SARs, TVDS and PCDS provides the executives and the company with a good mixture of rewards and risks.

In determining the number of shares to be subject to equity awards each year, the Compensation Committee considers CDI’s stock “overhang” – the potential dilution the awards would have on the company’s outstanding shares. The Committee defines overhang as the sum of the outstanding equity awards (stock options, SARs and Deferred Stock) and the shares reserved for future equity awards under the Omnibus Plan, as a percentage of the sum of the total outstanding shares of CDI stock, the outstanding equity awards and the shares reserved for future equity awards. The Committee’s objective is that the overhang not exceed 13%, which is within recommended guidelines published by executive compensation consultants. Over the past few years, CDI’s overhang has been slightly below that level. In determining the overall amount of equity awards to grant each year, the Committee also considers the number of shares available for grant under the Omnibus Plan and the financial expense the company would incur in connection with the awards.

The size of each executive’s equity awards is based on a number of factors. Our goal is to provide executives with total equity compensation at approximately the market median shown in the compensation studies done periodically by the Committee’s consulting firm. The Committee also considers the size of awards given to other members of the senior management team to ensure that higher-level managers and people who have the greatest impact on CDI’s financial results receive proportionally larger equity awards.

The Committee has generally not considered previously granted equity awards when structuring the compensation arrangements of the NEOs because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past compensation arrangements. The Committee did, however, consider the significant size of the option award received by Mr. Ballou when he joined the company in 2001 when structuring Mr. Ballou’s 2005 employment agreement which provided for far fewer options.

Our starting point for determining the size of each executive’s (other than the CEO’s) annual equity awards is to set a target dollar value for each person. This target value is based on a recommendation by the CEO which is either accepted or revised, and then approved, by the Committee. The target value is intended to reflect the relative contribution and importance of the recipient to the company’s business. Then, using a Black-Scholes model, we determine the number of stock options the executive would need to receive in order to obtain that dollar value. This number of options is then split into the following three components, which are designed to have roughly equivalent dollar values:

•	SARs (with a ratio of one SAR for each option share);
•	TVDS (with a ratio of one share of TVDS for every four option shares); and
•	PCDS (with a ratio of one share of PCDS for every two option shares).

This process essentially splits the option equivalent number into three pieces and then converts each piece into the respective SARS, TVDS and PCDS awards based on the above ratios. When we determined the relative valuations of the three components, we looked at market data and industry practices. The ratios reflect the fact that the chances of earning PCDS are less certain than earning TVDS and that SARs are more risky than TVDS because SARs only have value if (and to the extent) the company’s share price rises above the exercise price.

For 2007, the option equivalent numbers for the NEOs were:

Mark Kerschner	30,000 option equivalents
Cecilia Venglarik	11,350 option equivalents
Joseph Seiders	11,350 option equivalents

The equity awards to Roger Ballou for 2007 were based entirely on his employment agreement and are described below. The specific equity awards made to each Named Executive Officer in 2007 are set forth in the Grants of Plan-Based Awards Table on page 38.

We believe that our equity compensation awards not only provide the company the ability to attract and fairly compensate its executives but they also help us to retain our executives. Since SARs, stock options, restricted stock and Deferred Stock typically vest over a period of years, they encourage executives to remain with the company in order for them to realize the full potential value of their equity awards. Our equity awards also provide an additional benefit to our executives since our program provides that, in the case of stock-like instruments such as restricted stock and Deferred Stock, upon vesting the holder receives additional shares with a value equal to the accumulated cash dividends paid on CDI stock during the vesting period. This allows the executives to achieve returns consistent with those of CDI’s shareholders provided that the executives satisfy the vesting requirements.

SARs and Stock Options

SARs and stock options tie the economic interests of our executives to those of our shareholders since SARs and options will only deliver actual value to the executives if (and to the extent) the market price of CDI stock increases after the grant date. Our SARs and stock options typically have a seven-year term, which rewards executives for long-term growth. In addition, SARs and options are intended to help retain executives because they cannot be exercised until they vest, with vesting occurring over a five-year period.

Roger Ballou’s original employment agreement provided that he would receive stock options, which was the principal equity instrument used by CDI for executive compensation purposes at that time. While the company generally switched from granting options to granting SARs in 2005, Mr. Ballou’s 2005 employment agreement continued the use of options mainly for the historical reason that options were used in his first agreement. Options and SARs provide comparable economic incentives and there was no desire on the part of the Committee or Mr. Ballou at that time to change the basic framework of his compensation package.

Mr. Ballou’s 2005 employment agreement provided for an award of up to 30,000 options in 2007, based upon Mr. Ballou’s achievement of performance goals for 2006. The Compensation Committee approved a grant of 25,000 of these options for Mr. Ballou’s performance. The Committee did not award the full 30,000 options because the company did not achieve 100% of its 2006 financial plan targets. One half of these options vested on September 30, 2007 and the other half will vest on September 30, 2008. The Committee believed this short vesting schedule was appropriate since Mr. Ballou’s term of employment was scheduled to end on September 30, 2008 under the 2005 employment agreement.

Time-Vested Deferred Stock (TVDS) and Time-Based Restricted Stock

Shares of TVDS and time-based restricted stock are earned by an executive over a vesting period, generally five years. Upon vesting, these shares become unrestricted shares of CDI stock. During the vesting period the executive must remain employed by CDI. This serves as a retention tool for the company. Also, both TVDS and time-based restricted stock provide an executive with value that is based on the market price of CDI stock thereby linking the interests of the executive with those of our shareholders. Of the three typical components of CDI’s equity compensation program (SARs, TVDS and PCDS), TVDS provides the greatest likelihood that an executive will increase his or her ownership interest in the company.

Under our current equity compensation program, we generally award Deferred Stock, which is similar to what some companies call restricted stock units. Unlike restricted stock, the use of Deferred Stock avoids the need for the company to issue share certificates until the shares vest.

Mr. Ballou’s 2008 employment agreement provides that 5,000 time-based restricted shares awarded in March 2008 that were scheduled to vest on September 30, 2008 will instead vest one-half on December 31, 2008 and one-half on December 31, 2009. The Committee believed that, in view of the extension of Mr. Ballou’s employment term under the 2008 agreement, this adjustment restored retention value to the award, while reducing the annual expense to the company.

Performance-Contingent Deferred Stock (PCDS) and Performance-Based Restricted Stock

PCDS provides incentive compensation that can be earned only if an objective financial performance measure, or threshold, is met by CDI in a given year. For the 2007 awards of PCDS to our executives, a payout depended upon the achievement by the company of a threshold RONA target. The threshold RONA is set at the beginning of each year and is approved by the Finance Committee. For 2007, the threshold RONA target was after-tax RONA of 9.5%. Upon achievement of the threshold RONA target, 20% of the PCDS shares would be earned. The maximum number of shares of PCDS (100% of a grant) would be earned if the company’s after-tax RONA hit or exceeded 15.99%. A sliding scale determines payouts for RONA levels that fall between the threshold RONA and the maximum. For 2007, RONA was 19.8% and, accordingly, the executives each earned 100% of their PCDS awards, which was 5,000 shares for Mr. Kerschner and 1,892 shares for each of Ms. Venglarik and Mr. Seiders.

Any PCDS shares that are earned vest 50% at the time they are earned and 50% one year later. The executive must be employed by the company at the time shares of PCDS vest in order to receive the stock. This vesting feature is designed to add a retention element to PCDS.

Mr. Ballou’s 2005 employment agreement provided for an award of up to 5,000 shares of performance based restricted stock based upon Mr. Ballou’s achievement of performance goals for 2006. The Compensation Committee approved a grant of 4,500 of these 5,000 shares, one-half of which vested on September 30, 2007 and the other half of which will vest on September 30, 2008. The Committee did not award the full 5,000 shares because the company did not achieve 100% of its 2006 financial plan targets. This grant had a short vesting schedule since Mr. Ballou’s term of employment was scheduled to end on September 30, 2008 under the 2005 employment agreement.

Mr. Ballou’s 2008 employment agreement also provided that 15,000 performance based restricted shares awarded in March 2008 based on Mr. Ballou’s achievement of the 2007 RONA target that were scheduled to vest on September 30, 2008 will instead vest one-half on December 31, 2008 and one-half on December 31, 2009. The

Committee believed that, in view of the extension of Mr. Ballou’s employment term under the 2008 agreement, this adjustment restored retention value to the award, while reducing the annual expense to the company.

For 2008, the Committee determined that NEOs other than Mr. Ballou will have the opportunity to earn up to 200% of their PCDS awards if target RONA is exceeded. However, awards in excess of 100% can only be earned if the CDI net income target for the year is achieved. The Committee believes that this incentive to potentially earn more than 100% of their PCDS award encourages executives to produce exceptional RONA performance and, thereby, further increase shareholder value.

CEO’s New Equity Compensation Arrangement

Mr. Ballou’s 2008 employment agreement extends his employment term to March 31, 2011. This agreement departs from the approach of granting stock options as a significant component of his equity compensation. Instead, it provides for the grant of Deferred Stock as the form of new equity awards under the agreement. The Committee determined not to use stock options due to the short time period between the effective date of the agreement and the date of Mr. Ballou’s possible retirement at the end of the agreement term.

The approach the Committee and Mr. Ballou took in negotiating the amount of Deferred Stock to be granted under the 2008 agreement was to establish a Long-Term Incentive (“LTI”) dollar amount and to divide this LTI amount into awards of Time-Vested Deferred Stock and Performance Contingent Deferred Stock. To establish the LTI amount, they consulted market-based compensation surveys, proxy information on companies in our peer group and benchmark data from the HayGroup 2005 study and concluded that for 2008 – the first year of the three year agreement – the LTI amount should be 150% of Mr. Ballou’s salary, or $1,125,000. They then agreed that 25% of this amount, or $281,250, should be TVDS and 75%, or $843,750, should be PCDS. This would provide the retention incentive that comes from the certainty of TVDS and the performance motivation that comes from PCDS. However, the Committee determined that performance motivation will become more important as the agreement progresses while retention motivation will become less important. Accordingly, the Committee decided to increase the potential PCDS awards in the second and third years of the agreement while holding the TVDS award constant at $281,250 per year.

The PCDS awards are based on the company’s achievement of its pre-tax profit target. The actual amount of the PCDS award in each of the three years will depend on whether the company’s pre-tax profit achievement is above or below target. Pre-tax profit achievement must be at least 90% of target for there to be any PCDS award.

The dollar amounts of the PCDS awards at various levels of performance in each of the three years of the agreement are set forth in the table below:

% Achievement of Pre-Tax Profit Target	90%	95%	100% (TARGET)	105%	110%
Year 2008
Pre-Tax Profit ($)	54,000,000	57,000,000	60,000,000	63,000,000	66,000,000
PCDS ($)	281,250	506,250	843,750	1,125,000	1,406,250
Year 2009
Pre-Tax Profit ($)	70,200,000	74,100,000	78,000,000	81,900,000	85,800,000
PCDS ($)	468,750	768,750	1,218,750	1,593,750	1,968,750
Year 2010
Pre-Tax Profit ($)	92,700,000	97,850,000	103,000,000	108,150,000	113,300,000
PCDS ($)	843,750	1,293,750	1,968,750	2,531,250	3,093,750

The 2008 employment agreement provides that the pre-tax profit targets in the agreement can be adjusted if economic conditions change. However, since the Finance Committee approves the company’s annual operating plan, it must first approve any adjustment to the pre-tax targets used in our compensation programs. If the Finance Committee does approve an adjustment, the adjustment must then also be approved by the Compensation Committee.

The Compensation Committee believes that the TVDS arrangement provides adequate retention incentive to keep Mr. Ballou on the job, and the PCDS arrangement will keep him effectively motivated, until the end of his agreement term.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks are part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. At least once a year, the Compensation Committee reviews executives’ benefits and perks as part of its review of tally sheets. But since the benefits and perks represent an insignificant portion of the NEOs’ overall compensation, they do not materially influence the Committee’s decision in setting the total compensation for these executives.

One perk that was received by Mr. Ballou represented a departure from our usual practice. In that case, a car had been used by an operating unit head under a lease paid for by CDI. When that person left the company with nearly two years remaining in the lease term, the Compensation Committee agreed that Mr. Ballou could use the vehicle for the remainder of the lease. Early termination of the lease would have resulted in a substantial penalty charge to the company. The lease ended in October, 2007. Mr. Ballou recognizes taxable income and pays taxes in connection with receiving this personal benefit.

Retirement Benefits and our Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees and to provide a modest company match to encourage participation. As CDI’s financial performance improves, our goal is to enrich that basic plan as we can afford to do so. Consistent with this goal, the $500 per employee matching contribution to our 401(k) plan was increased to a maximum of $1,000 for 2007. We also maintain a tax-qualified Retirement Plan, but no contributions have been made to that plan in recent years and we currently do not plan to make future contributions. We have decided instead to focus on the 401(k) plan as the primary retirement savings vehicle for our employees, to provide them with a more portable program and one in which they have greater control over investment decisions.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $15,500 in 2007, though participants over the age of 50 can contribute more) and, due to IRS nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees such as the NEOs. For this reason, we have also established a Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly compensated employees who can’t contribute large amounts to their 401(k) plan account because of the IRS limits to save for retirement in a tax-effective way at minimal cost to the company. Additional information regarding the Deferred Compensation Plan can be found on page 44 in connection with the Non-Qualified Deferred Compensation Table for 2007. We believe that this Deferred Compensation Plan is an important retention and recruitment tool for CDI.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. We have adopted a severance policy which, in recognition of our senior managers’ past service to CDI, is intended to assist them in transition from employment by CDI when that employment is terminated by the company without cause. Under this policy, the severance payout periods are longer (and the total payments are gen-

erally greater) for the highest level managers such as our executive officers, since we believe that it usually takes longer for those people to find a new job. All of our current executive officers are eligible for up to one year of base salary continuation under this policy. If the executive finds new employment in less than a year, the salary continuation payments cease at the time that the new employment begins. In order to receive the benefits of this program, executives must sign a release and waiver of claims against CDI and agree not to compete with CDI or solicit its customers or employees during the severance period. Additional details regarding the post-termination benefits that our executives can receive can be found in the section “Potential Payments upon Termination of Employment or Change-in-Control” beginning on page 45.

In structuring a severance program, the Compensation Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

Roger Ballou’s severance arrangement is governed by his 2008 employment agreement. His basic salary continuation period of up to one year is consistent with that which applies to other top executives under CDI’s severance policy. Mr. Ballou’s employment agreement also provides for continued medical insurance coverage for Mr. Ballou and his family from the end of his employment until his sixty-fifth birthday. Mr. Ballou’s employment term under the agreement is currently scheduled to end on March 31, 2011 at which time Mr. Ballou will be 59 years old.

The agreement also provides that if Mr. Ballou’s employment with CDI ends as a result of the expiration of his employment term on March 31, 2011, his departure will be considered a retirement. As such, Mr. Ballou will be eligible for accelerated vesting of his deferral units (i.e., their conversion into shares of common stock) under the Stock Purchase Plan. While Mr. Ballou will not at that time satisfy the combinations of age and years of service stated in the Stock Purchase Plan for a departure from employment to be considered a retirement, the Committee has discretion under the plan to define other departures as a retirement and the Committee has done so in Mr. Ballou’s case. Moreover, Mr. Ballou would be entitled to receive salary continuation payments (and some other benefits) in certain additional circumstances, including following a change in control of the company. However, the provision relating to a change in control contains a “double trigger” so that just the occurrence of a change in control would not result in a payout. Another event, such as the termination of Mr. Ballou’s employment by the company without cause or Mr. Ballou’s resignation following a change in his position or duties or a change in the geographic location of his office, must also take place. The use of a double trigger is consistent with the basic purpose of providing post-employment compensation, which is to provide an executive with a guaranteed level of financial protection upon the actual loss of employment. A description of this change-in-control provision and an estimate of the potential benefits to Mr. Ballou can be found starting on page 45. The Compensation Committee believes that these severance and change-in-control arrangements are an important part of overall compensation for our CEO because they help to secure his continued employment and dedication, notwithstanding any concern that he might have regarding his own employment status prior to or following a potential major transaction or change in control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their CEOs.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Stock Purchase Plan (SPP)

Under the SPP, 25% of the cash incentive compensation earned by a Named Executive Officer is automatically deferred and converted into SPP units (based on the market price of CDI stock on the date that the cash incentive compensation is approved). The executive can voluntarily elect to defer and convert up to an additional 25% of his or her cash incentive compensation into SPP units. We make a matching contribution of one unit for every three units acquired by the executive through these voluntary deferrals. Upon vesting, the executive receives one share of CDI stock for each SPP unit. The vesting period is selected by the executive, but must be at least three years and cannot be longer than ten years.

The SPP promotes stock ownership by executives and, in doing so, aligns the interests of the executives with the interests of CDI’s shareholders. Since the value of the SPP units is based on CDI’s share price, this program provides executives with additional incentives to increase CDI’s market value over time. The company match feature encourages the executives to voluntarily participate in the SPP beyond the required automatic deferral.

Upon vesting, the executive receives additional shares of CDI stock having a value equal to the accumulated dividends paid by CDI on its stock during the vesting period, which serves to put the executive in the same position as CDI’s shareholders in terms of the total returns on their investment in CDI. The SPP also assists executives in reaching their share ownership requirements, which are described below. In addition, the SPP provides a retention incentive, particularly with regard to the company match since those units are forfeited if the executive resigns before they vest.

Stock Ownership Requirements

The company maintains stock ownership requirements to advance the objective of linking the interests of the company’s senior management team with those of its shareholders. By establishing significant minimum levels of CDI stock ownership we seek to ensure that executives will have a substantial ongoing equity stake in the company. As a result, executives have a strong personal incentive to make decisions that will improve the value of CDI stock over time.

Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. Under his 2008 employment agreement, Roger Ballou is required to own $2.5 million of CDI stock by December 31, 2008 which is greater than the amount that otherwise would have been required under the policy. At the end of five years from when they became subject to the ownership requirements, the other NEOs must own stock with a value at least equal to two times their base salary. The following shares count towards meeting the stock ownership requirements: (1) shares registered in the name of the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) restricted stock, (3) SPP units, (4) CDI shares held in the company’s 401(k) plan or an IRA maintained by the executive and (5) TVDS. Until the minimum ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of Deferred Stock or restricted stock and other sources (after payment of any exercise price and taxes).

If an executive fails to reach his or her target level of stock ownership by the fifth year (as required), half of the executive’s future cash incentive compensation payments will be deferred into the SPP (with no company match) until the ownership requirement is met. New executives (hired beginning in 2006) are also subject to a 50% ownership requirement after three years and if that is not met, half of their cash incentive compensation will be deferred into the SPP with no match until the 50% ownership requirement is met. The company believes that these stock ownership requirements help align the executives’ interests with those of the other shareholders and that strong consequences for noncompliance, such as this 50% automatic deferral, encourage compliance.

The Compensation Committee monitors the progress of the executives in achieving their required stock ownership levels. The Committee most recently looked at this in March 2008. At that time, Roger Ballou, Cecilia Venglarik and

Joseph Seiders had surpassed their stock ownership requirements. Mark Kerschner, who is the most recently hired executive officer (in September 2005), is currently on track to meet his required stock ownership level.

Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. The Named Executive Officers covered by this program have stock ownership requirements of at least two times their base salary, and this program assists eligible participants in meeting those requirements.

Under this program, for each share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are eligible to purchase more shares under this program.

Timing and Pricing of Equity Awards

Equity awards to executives are generally made once a year. Compensation Committee policy provides that the Committee will meet to approve the annual awards to the NEOs on the third business day following the issuance of the company’s earnings release for the previous year. The exercise price of SARs and the per share value of Deferred Stock grants equals the closing market price of CDI stock on the award date. We schedule the grants of our annual equity awards to take place shortly after the release of our annual earnings so that CDI’s stock price at the time of the awards can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

Between the times of the annual grants, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chairman of the Compensation Committee, with notice given to the other members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Compensation Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in their size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of SARs and the per share value of deferred stock which are awarded is the closing price of CDI stock on the date of the award.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurance that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Impact of Tax Deductibility Limitations on Compensation Design and Decisions

The Compensation Committee evaluates the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the company of certain compensation in excess of $1 million per year that is paid to each Named Executive Officer. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Committee has sought to ensure that CDI’s equity compensation plans satisfy the requirements for a “performance-based” plan under the Section 162(m) regulations so that any compensation to executive officers under those plans would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, the Omnibus Plan as well as Roger Ballou’s incentive compensation arrangements were submitted to, and approved by, the shareholders of CDI. Such shareholder approval was necessary in order to satisfy the “performance-based” exemption. The cash incentive compensation, stock options, performance-based restricted stock and performance contingent deferred stock which Mr. Ballou may receive under his employment agreement have been structured to satisfy the “performance-based” exemption under Section 162(m).

The loss of deductibility has not generally been an issue for CDI. Section 162(m) has come into play only one year and for only one executive – in 2002 for Roger Ballou, when reimbursement of the expenses of his relocation to Philadelphia and the costs associated with the sale and purchase of his residence pushed his total compensation slightly over the $1 million level.

Over the years, the Compensation Committee has sought to structure executive compensation arrangements so as to be entirely deductible. However, the Committee believes that, in some circumstances, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. So, while in the past the Committee has not generally approved executive compensation which would be expected to exceed the deductibility limitation, the Committee reserves the flexibility to do so in the future when appropriate.

Use of Tally Sheets

The Compensation Committee reviews tally sheets prepared for each executive officer of CDI. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Starting in 2007 the format of the tally sheets was changed to more closely mirror the disclosures under the SEC’s new executive compensation disclosure rules in order to show Committee members how the disclosures would appear to shareholders in the company’s proxy statement. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how each component of an executive’s compensation package fits together and provide a context for making pay decisions. The Committee expects to continue the practice of reviewing tally sheets in the future.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chairman

Ronald J. Kozich

Constantine N. Papadakis

Summary Compensation Table

The following table summarizes the compensation of each of the NEOs during 2007 and 2006. The four people in this table were the only executive officers of CDI during 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1) (4) (5)	All Other Compensation ($) (6)	Total ($)
Roger H. Ballou, President and Chief Executive Officer	2007 2006	640,625 610,000	0 0		250,851 154,822	226,035 76,104	768,750 325,000	38,012 41,130	1,924,273 1,207,056
Mark A. Kerschner, Executive Vice President and Chief Financial Officer	2007 2006	330,834 310,000	0 40,000	(7)	114,249 33,514	42,413 26,083	268,803 105,671	1,000 11,855	757,299 527,123
Cecilia J. Venglarik, Senior Vice President, Human Resources	2007 2006	256,667 255,000	0 0		66,130 27,887	57,077 68,473	189,420 79,952	1,000 500	570,294 431,812
Joseph R. Seiders, Senior Vice President and General Counsel	2007 2006	287,333 284,000	0 0		53,473 17,583	57,077 60,023	165,476 59,363	1,000 500	564,359 421,469

Notes to the Summary Compensation Table:

(1)	All of the NEOs participated in the Deferred Compensation Plan in 2007 and all but Mr. Kerschner participated in that Plan in 2006. Under that Plan, NEOs can elect to defer a portion of their Salary and Non-Equity Incentive Plan Compensation. For amounts earned in 2007, each of the NEOs elected to defer a portion of their Salary and Non-Equity Incentive Plan Compensation, except that Mr. Ballou only deferred a portion of his Salary. The amounts shown in this table include amounts which were deferred in connection with the Deferred Compensation Plan. The amounts of Salary deferred in 2007 are reflected in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation Table for 2007 on page 44. The amounts of Non-Equity Incentive Plan Compensation earned in 2007 were not payable until March 2008 and so are not reflected in the Nonqualified Deferred Compensation Table for 2007.

(2)	The Stock Awards column represents the dollar amount recognized or “expensed” in a given year for financial statement reporting purposes in accordance with FAS 123(R) for PCDS, TVDS and restricted stock received by the NEOs in that year and in prior years. Also included is the expense associated with additional SPP units received by NEOs as a result of the company match and the dollar amount of dividends accrued during the year on unvested SPP units and shares of PCDS, TVDS and restricted stock. (Upon vesting, the holders of SPP units, PCDS and TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date. Upon vesting, the holders of restricted stock receive cash equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.) For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be realized by the executives. See the CD&A for more information about CDI’s various stock awards.

(3)	The Option Awards column represents the dollar amount recognized in a given year for financial statement reporting purposes in accordance with FAS 123(R) for SARs and stock options received by the NEOs in that year and in prior years. For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 8 of the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be realized by the executives. See the CD&A for more information about CDI’s stock options and SARs.

(4)	Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs was paid in the form of Stock Purchase Plan (SPP) units rather than in cash. Also, Ms. Venglarik and Mr. Seiders each voluntarily deferred an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units in 2007 and 2006, and Mr. Kerschner voluntarily deferred an additional 15% of his Non-Equity Incentive Plan Compensation into SPP units in 2007. The amounts shown in the Non-Equity Incentive Plan Compensation column of this table include the value of the deferred SPP units received in lieu of cash. This presentation is consistent with CDI’s accounting treatment for these SPP units, which are not considered to be within the scope of FAS 123(R) and are fully expensed in the year in which the Non-Equity Incentive Plan Compensation is earned. For more information regarding the SPP, see the “Stock Purchase Plan (SPP)” section of the CD&A.

(5)	The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on their and the company’s performance that year and were paid (in cash and SPP units) in March of the following year.

(6)	All Other Compensation consists of: (a) company contributions to CDI’s 401(k) plan, and (b) personal benefits and perquisites (perks) received by the NEO unless the total amount of the personal benefits and perquisites to the NEO is less than $10,000. The table below shows the breakdown of All Other Compensation to each Named Executive Officer for 2007 and 2006.

	2007		2006
Name	401(k) Plan ($)	Perks ($)	401(k) Plan ($)	Perks ($)
Roger Ballou	1,000	37,012	500	40,630
Mark Kerschner	1,000	—	500	11,355
Cecilia Venglarik	1,000	—	500	—
Joseph Seiders	1,000	—	500	—

The personal benefits and perquisites to Mr. Ballou in 2007 consisted of the use of a car leased by the company (which, together with the insurance and maintenance associated with the car, cost CDI $14,040), the use of a parking space in the office building where CDI’s executive offices are located (which cost CDI $3,780), the travel costs for his spouse when accompanying him on certain business trips, the use of sports tickets paid for by CDI, a club membership, attendance by him and his wife at charitable dinners where the company bought a table, his spouse’s attendance at an annual Board of Directors dinner and certain business dinners, a cell phone allowance and the use of a company computer in his home. Personal benefits and perquisites are valued on the basis of the aggregate incremental cost to the company.

(7)	This was a discretionary bonus awarded to Mr. Kerschner by the Compensation Committee in connection with his 2006 performance. The amount set forth in this table under the Bonus column includes the full amount of the bonus earned by Mr. Kerschner with respect to 2006, including the portion of the bonus (25%) which was paid in the form of SPP units rather than in cash. Since Mr. Kerschner acquired these SPP units on 3/1/07 (at the time the Bonus was paid), the SPP units are reflected in the Grants of Plan-Based Awards Table for 2007.

Grants of Plan-Based Awards Table for 2007

The following table provides information about equity and non-equity awards granted to our Named Executive Officers in 2007. The type of award is indicated at the beginning of each row in the table. All awards were made under CDI’s 2004 Omnibus Stock Plan except for SPP units, which are made under the Stock Purchase Plan for Management Employees and Non-Employee Directors.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (3)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (9)	Exercise or Base Price of Option Awards ($/Sh) (10)	Grant Date Fair Value of Stock and Option Awards ($) (11)
	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger H. Ballou
Non-Equity Incentive Plan & SPP Deferral (2)	03/01/07	03/01/07	121,330	360,352	576,563	40,443	120,117	192,188
Stock Options (4)	03/08/07	03/01/07								25,000	29.23	209,750
Time-based Restricted stock	03/08/07	03/01/07							5,000			146,150
Performance-based Restricted Stock (5)	03/08/07	03/01/07							4,500			131,535
Performance-based Restricted Stock (6)	03/01/07	12/11/06				1	7,500	15,000
SPP (7)	03/01/07	03/01/07							3,029			81,238

Mark A. Kerschner
Non-Equity Incentive Plan & SPP Deferral (2)	03/01/07	03/01/07	33,418	99,250	168,725	22,278	66,167	112,484
PCDS (8)	03/01/07	03/01/07				1,000	4,000	5,000
TVDS	03/01/07	03/01/07							2,500			67,050
SARs	03/01/07	03/01/07								10,000	26.82	90,300
SPP (7)	03/01/07	03/01/07							1,358			36,422

Cecilia J. Venglarik
Non-Equity Incentive Plan & SPP Deferral (2)	03/01/07	03/01/07	19,444	57,750	98,175	19,444	57,750	98,175
PCDS (8)	03/01/07	03/01/07				378	1,513	1,892
TVDS	03/01/07	03/01/07							946			25,372
SARs	03/01/07	03/01/07								3,783	26.82	34,160
SPP (7)	03/01/07	03/01/07							1,738			46,613

Joseph R. Seiders
Non-Equity Incentive Plan & SPP Deferral (2)	03/01/07	03/01/07	16,987	50,450	85,765	16,987	50,450	85,765
PCDS (8)	03/01/07	03/01/07				378	1,513	1,892
TVDS	03/01/07	03/01/07							946			25,372
SARs	03/01/07	03/01/07								3,783	26.82	34,160
SPP (7)	03/01/07	03/01/07							1,291			34,625

Notes to the Grants of Plan-Based Awards Table:

(1)	This column sets forth the date that the grant or award was approved by the Compensation Committee.

(2)	Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs must be paid in the form of SPP units rather than in cash. Each NEO may elect to defer up to an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. For 2007, Mr. Kerschner elected to defer an additional 15% of his Non-Equity Incentive Plan Compensation into SPP units, and Ms. Venglarik and Mr. Seiders elected to defer an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. For purposes of this table, the portion of each NEO’s 2007 Non-Equity Incentive Plan Compensation which is deferred into SPP units is reflected in the columns under “Estimated Possible Payouts Under Equity Incentive Plan Awards”. The portion of each NEO’s 2007 Non-Equity Incentive Plan Compensation which is not deferred into SPP units (and is therefore payable in cash) is reflected in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”.

(3)	These columns show the possible payouts under the CDI’s Non-Equity Incentive Plan for 2007, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the threshold that applies to the RONA-based portion of the Non-Equity Incentive Plan and assumed that nothing was earned under the MBO-based portion of the Non-Equity Incentive Plan. (A similar approach was used in connection with the SPP deferrals under the columns for “Estimated Possible Payouts Under Equity Incentive Plan Awards”.) The actual amounts earned by the NEOs (the cash portion as well as the deferred portion) are set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Plan, see the “Cash Incentive Compensation Program” section of the CD&A.

(4)	This row shows the number of stock options granted to Mr. Ballou on 03/08/07 based on his and the company’s 2006 performance. He was eligible to receive up to 30,000 stock options at that time. For additional information about these stock options for Mr. Ballou, see the “SARs and Stock Options” section of the CD&A.

(5)	This row shows the number of shares of restricted stock which Mr. Ballou received on 03/08/07 based on his and the company’s 2006 performance. He was eligible to receive up to 5,000 shares of restricted stock at that time. For additional information about Mr. Ballou’s performance-based restricted stock, see the “Performance-Contingent Deferred Stock (PCDS) and Performance-Based Restricted Stock” section of the CD&A.

(6)	This row shows the number of shares of restricted stock which Mr. Ballou could earn based on his and the company’s 2007 performance. The threshold level represents the fewest number of shares he could earn, the maximum level represents the highest number of shares he could earn and the target level represents the midpoint between the fewest and highest numbers of shares he could earn. Mr. Ballou ultimately earned the maximum number of shares. He received those 15,000 shares of restricted stock on 03/03/08.

(7)	The SPP units reflected in this row represent the deferred portion of Non-Equity Incentive Plan Compensation earned by the NEOs in 2006 and paid in March 2007, as well as additional units received by Ms. Venglarik and Mr. Seiders in connection with the company’s matching contribution of one SPP unit for every three units acquired by the NEO in connection with the NEO’s election to make deferrals in excess of the required level. The dollar amounts of Non-Equity Incentive Plan Compensation for 2006 which the NEOs received in SPP units on 03/01/07 in lieu of cash (excluding the matching units) was $81,250 for Mr. Ballou, $36,417 for Mr. Kerschner, $39,976 for Ms. Venglarik and $29,682 for Mr. Seiders.

(8)	This row shows the number of shares of PCDS which the NEO could earn for 2007, at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payout. The CDI RONA which would result in a PCDS payout at the target level coincides with the RONA which represents the target level of performance under the Non-Equity Incentive Compensation Plan for 2007. Based on the company’s financial performance in 2007, Mr. Kerschner, Ms. Venglarik and Mr. Seiders earned the maximum PCDS payout. For additional information about PCDS, see the “Performance-Contingent Deferred Stock (PCDS) and Performance-Based Restricted Stock” section of the CD&A.

(9)	All Other Option Awards consist of SARs and stock options received by the NEOs in 2007. For more information about SARs and stock options, see the “SARs and Stock Options” section of the CD&A.

(10)	The exercise price of all SARs and stock options granted in 2007 equals the closing price of CDI stock on the date of grant.

(11)	The Grant Date Fair Value of Stock and Option Awards was computed in accordance with FAS 123(R). For SARs and stock options, the fair value is calculated using a Black Scholes valuation (which was $9.03 for the SARs and $8.39 for the stock options granted to the NEOs in 2007). For TVDS, restricted stock and SPP units, fair value is calculated using the closing price of CDI stock on the date of grant. Generally, the grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting period. For additional information regarding CDI’s valuation assumptions, see Note 8 of the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting for these awards and do not correspond to the actual value that will be realized by the executives.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table provides information on the holdings by NEOs as of December 31, 2007 of unexercised stock options and SARs and of unvested PCDS, TVDS, restricted stock and SPP units. Each equity award is shown separately for each NEO.

	Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Grant Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
		Exercisable	Unexercisable
Roger H. Ballou	10/01/01	0	50,000	16.05	10/01/11	03/16/06	225		5,459
	03/20/06	11,332	5,668	28.78	12/31/10	03/20/06	1,667		40,441
	03/08/07	12,500	12,500	29.23	12/31/10	03/01/07	3,029	(a)	73,484
						03/08/07	4,750		115,235

						Total Stock Awards	9,671		234,619

Mark A. Kerschner	09/06/05	4,000	6,000	27.80	09/06/12	09/06/05	1,500		36,390
	03/09/06	1,113	4,454	26.56	03/09/13	11/10/05	1,200		29,112
	03/01/07	0	10,000	26.82	03/01/14	03/09/06	1,114		27,026
						03/01/07	2,500	(b)	60,650
						03/01/07	1,358	(a)	32,945
						03/01/07	5,000	(c)	121,300

						Total Stock Awards	12,672		307,423

Cecilia J. Venglarik	02/25/98	766		46.50	02/25/08
	02/24/99	2,600		22.56	02/24/09	03/04/05	426		10,335
	02/24/00	5,150		21.56	02/24/10	03/09/06	757		18,365
	02/23/01	6,500		14.23	02/23/11	03/16/06	314		7,618
	09/11/01	10,900		16.90	09/11/11	05/02/06	3,200		77,632
	02/25/02	6,400		21.75	02/25/09	03/01/07	1,739	(a)	42,188
	02/24/03	8,000	2,000	23.24	02/24/10	03/01/07	946	(b)	22,950
	03/01/04	6,000	4,000	28.80	03/01/11	03/01/07	1,892	(c)	45,900

	03/04/05	1,132	1,702	20.72	03/04/12
	03/09/06	756	3,027	26.56	03/09/13
	03/01/07	0	3,783	26.82	03/01/14
						Total Stock Awards	9,274		224,988

Joseph R. Seiders	02/25/98	1,324		46.50	02/25/08
	02/24/99	4,000		22.56	02/24/09	03/04/05	426		10,335
	02/24/00	5,200		21.56	02/24/10	03/09/06	757		18,365
	02/23/01	6,000		14.23	02/23/11	03/16/06	314		7,618
	02/25/02	6,400		21.75	02/25/09	06/13/06	1,624		39,398
	02/24/03	8,000	2,000	23.24	02/24/10	03/01/07	1,291	(a)	31,320
	03/01/04	6,000	4,000	28.80	03/01/11	03/01/07	946	(b)	22,950
	03/04/05	1,132	1,702	20.72	03/04/12	03/01/07	1,892	(c)	45,900

	03/09/06	756	3,027	26.56	03/09/13
	03/01/07	0	3,783	26.82	03/01/14
						Total Stock Awards	7,250		175,886

Notes to the Outstanding Equity Awards at 2007 Fiscal Year-End Table:

(1)	For better understanding of this table, we have included additional columns showing the grant date of the Option Awards and the Stock Awards.

(2)	Option Awards become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting

10/01/01	Upon the earlier of (i) the first date that the market price of CDI stock has closed at $35 or higher for any 60 days over a continuous six-month period or (ii) 09/30/08
02/24/03	20% per year on each of the first five anniversaries of the date of grant
03/01/04	20% per year on each of the first five anniversaries of the date of grant
03/04/05	20% per year on each of the first five anniversaries of the date of grant
09/06/05	20% per year on each of the first five anniversaries of the date of grant
03/09/06	20% per year on each of the first five anniversaries of the date of grant
03/20/06	On 09/30/08
03/01/07	20% per year on each of the first five anniversaries of the date of grant
03/08/07	On 09/30/08

(3)	Stock Awards vest in accordance with the schedule below:

Grant Date	Vesting
03/04/05	20% per year on each of the first five anniversaries of the date of grant
09/06/05	20% per year on each of the first five anniversaries of the date of grant
11/10/05	20% per year on each of the first five anniversaries of the date of grant
03/09/06	20% per year on each of the first five anniversaries of the date of grant
03/16/06	On the third anniversary of the date of grant
03/20/06	On 09/30/08
05/02/06	20% per year on each of the first five anniversaries of the date of grant
06/13/06	20% per year on each of the first five anniversaries of the date of grant
03/01/07	(a) On the third anniversary of the date of grant (b) 20% per year on each of the first five anniversaries of the date of grant (c) 50% on 03/03/08 and 50% on 03/03/09
03/08/07	On 09/30/08

(4)	The market value of the stock awards is based on the closing price of CDI stock as of the end of 2007, which was $24.26 per share.

Option Exercises and Stock Vested Table for 2007

The following table provides information regarding (a) all exercises of stock options and SARs by the NEOs in 2007 and (b) the vesting of TVDS, restricted stock and SPP units in 2007 on an aggregate basis for each of the NEOs. Roger Ballou was the only NEO who exercised stock options or SARs during 2007.

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
Roger H. Ballou	150,000	(1)	2,049,079	(2)	6,655	185,985
Mark A. Kerschner	0		0		1,211	33,328
Cecilia J. Venglarik	0		0		1,287	37,862
Joseph R. Seiders	0		0		866	26,167

Notes to the Option Exercises and Stock Vested Table:

(1)	This number represents the total number of stock options exercised by Mr. Ballou in 2007 and has not been adjusted to reflect shares he sold to cover the exercise price of the stock options exercised or the payment of applicable taxes.

(2)	The Value Realized on Exercise by Mr. Ballou is equal to the difference between the market price of CDI stock at the time he exercised his options and the option exercise price, multiplied by the number of options he exercised.

(3)	Included among the shares acquired were additional shares of CDI stock which holders of TVDS and SPP units received upon vesting as a result of dividends. The additional shares have a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends which had been paid on CDI stock between the date that the TVDS and SPP units were acquired and the date that the TVDS and SPP units vested.

The number of shares of CDI stock shown as having been acquired on vesting of TVDS and SPP units has not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEO. Therefore, the actual number of shares acquired by the NEO was lower than the number shown in the table above. The actual number of shares of CDI stock which the NEO received, and the corresponding value of those shares, are indicated in the following table.

Name	Actual Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Actual Number of Shares Acquired on Vesting of Stock Awards ($)
Roger Ballou	6,576	183,656
Mark Kerschner	809	22,288
Cecilia Venglarik	848	24,972
Joseph Seiders	568	17,195

(4)	The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table in footnote (3) above, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column.

Nonqualified Deferred Compensation Table for 2007

The Named Executive Officers are among the employees of the company who may participate in CDI’s nonqualified Deferred Compensation Plan, which went into effect at the beginning of 2005. This is a voluntary program under which CDI does not make any contributions. The Plan allows any CDI employee who is constrained from contributing the maximum permissible amount to his or her 401(k) plan account by IRS rules applicable to highly-compensated employees to save additional money for retirement. Prior to the start of a year, participants can elect to defer a percentage (in 5% increments, up to 40%) of their salary and of their non-equity incentive compensation for that year.

Separate accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of salary and non-equity incentive compensation deferred by the participant and all earnings and losses on those deferred amounts. Earnings and losses depend on the financial performance of the investments chosen by the employee. Employees can allocate their Plan balances among various investment funds selected by the committee which administers the Plan. Participants are allowed to change their investment allocation as often as once a month, but at least fifteen days must elapse between changes.

Distributions from the Deferred Compensation Plan are made only upon the first of the following events to occur: the death of the participant, the disability of the participant, the termination of the participant’s employment with CDI, unforeseeable emergency (a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources), a change in control of CDI, or a date specified by the participant at the time of the deferral election. In all cases except severe financial hardship and termination of employment due to retirement (following age 65), the participant’s account will be distributed in a cash lump sum. In the case of retirement, the participant may receive installment payouts over up to ten years. In the case of severe financial hardship, distributions must be in amounts of at least $1,000 and a participant can only receive two distributions per calendar year and must wait at least ninety days between distributions.

The following table provides information regarding the contributions, earnings, distributions and year-end balances of the NEOs under CDI’s Deferred Compensation Plan for 2007.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Roger H. Ballou	124,026	0	-4,541	0	217,417
Mark A. Kerschner	15,301	0	329	0	15,630
Cecilia J. Venglarik	43,689	0	9,772	0	197,725	(3)
Joseph R. Seiders	26,532	0	6,089	0	118,218

Notes to the Nonqualified Deferred Compensation Table for 2007:

(1)	All of the amounts in this column were elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards paid to the executives in 2007. The portion of an executive’s salary which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the Salary column. The portion of an executive’s Non-Equity Incentive Plan Compensation which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. See also footnote (1) to the Summary Compensation Table.

(2)	The aggregate balance at December 31, 2007 in the Deferred Compensation Plan account for each executive includes the following aggregate compensation for the executive in 2007 and 2006 which was previously reported in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table:

Roger Ballou	$180,362
Mark Kerschner	15,301
Cecilia Venglarik	67,272
Joseph Seiders	52,791

(3)	Ms. Venglarik’s aggregate balance at the end of 2006 was understated by $6,373 in last year’s proxy statement.

Potential Payments upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Executive Severance Program

CDI’s Executive Severance Program, which was approved by the Compensation Committee, provides severance and other related benefits to senior management employees who have met a one-year service requirement. Each of the NEOs is eligible to receive benefits under this program. However, if an executive is entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance program, the agreement provisions would govern. Roger Ballou is the only NEO who currently has an employment agreement providing for severance benefits and in his case, his employment agreement governs rather than the Executive Severance Program.

Under the Executive Severance Program, executives are entitled to receive continuing payments of bi-weekly amounts equal to the base salary they were receiving before their termination for up to twelve months following their termination unless they resign or are terminated for cause. The company also pays up to $15,000 in outplacement services. In addition, each executive (unless he or she resigns or is terminated for cause) has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment. During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical insurance plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s medical insurance premiums as it was previously paying, and (b) CDI would continue to provide basic life insurance coverage. The severance payments, the company contributions towards medical insurance and the life insurance coverage all cease when the departed executive secures another job (or after twelve months, whichever comes first). In return for receiving these severance payments, the executive must agree to (a) release the company from claims, and (b) not compete with CDI or solicit its employees or customers during the severance period.

Employment Agreement with Roger Ballou

The company’s current employment agreement with Roger Ballou, CDI’s Chief Executive Officer, went into effect on January 1, 2008 and extended his employment term until March 31, 2011. Previous employment agreements had been entered into by the company and Mr. Ballou on October 1, 2001 (when he joined CDI) and on August 11, 2005. Under the current agreement, if Mr. Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are demeaning or materially inconsistent with the position of CEO, if his place of employment is moved outside the Philadelphia area or if, following a change in control of the company, his title changes or CDI’s principal offices are moved by more than fifty miles (any of these events in (b) are referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company will continue to pay his base salary until the expiration of a “severance period”, provided that Mr. Ballou signs a release and waiver of all claims against CDI. That “severance period” is the lesser of his remaining employment term or one year. Also, in the event of (a) or (b) described above in this paragraph or upon Mr. Ballou’s retirement at the end of his employment term, if he elects to continue paying premiums under CDI’s group medical insurance plans, the company would continue to pay the same portion of his medical insurance premiums as it was previously paying, until Mr. Ballou reaches age 65 or until he accepts employment with another company, whichever comes first.

If within one year following a change in control, Mr. Ballou’s employment is terminated by the company for any reason other than cause, or if he terminates his employment for Good Reason, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which he may be entitled following a change in control, Mr. Ballou will be entitled to, in lieu of the payments described in the immediately preceding paragraph, the maximum amount of additional cash compensation that can be paid to him without the imposition on such payments of any excise tax under section 4999 of the Internal Revenue Code or any loss of deduction by CDI under section 280G of the Internal Revenue Code. This additional amount of cash compensation will generally be equal to the difference between 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control (including the accelerated vesting of any outstanding equity awards).

Also, if (a) the company terminates Mr. Ballou’s employment without cause, (b) Mr. Ballou resigns for Good Reason, or (c) there is a change in control of the company, then the vesting of all of his shares of restricted stock and his stock options which would ordinarily vest within the following year would be accelerated by one year. Mr. Ballou received restricted stock and stock options under his 2001 and 2005 employment agreements.

With respect to Mr. Ballou’s annual non-equity incentive compensation, his employment agreement requires that he be employed by CDI when the payment is made except (a) if his employment was terminated by the company without cause or by Mr. Ballou for Good Reason or (b) the termination is the result of his retirement at the end of his employment term on March 31, 2011.

Non-Equity Incentive Compensation Plan

Under CDI’s Non-Equity Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. However, if after June 30 the executive’s employment is terminated by the company without cause or if terminated due to the death, disability or retirement of the executive, the executive would be eligible to receive a prorated payout for the year, subject to the discretion of the Compensation Committee.

Deferred Compensation Plan

Each of the NEOs participates in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary savings program under which CDI does not make any contributions. The Deferred Compensation Plan is described in more detail above in the section entitled “Nonqualified Deferred Compensation Table for 2007”. Among the events which trigger distributions from the Plan are the death, disability or retirement of the participant, the termination of the participant’s employment with CDI, and a change in control of CDI. Following each of those events, the participant’s account will be distributed in a lump sum cash payment (except that in the case of retirement, the participant may receive installment payouts over up to ten years).

Excess Benefit Plan

CDI’s Excess Benefit Plan is an unfunded, non-qualified plan for those employees for whom employer contributions and forfeitures under the company’s qualified Retirement Plan would otherwise exceed the annual statutory max-

imum. Under the Excess Benefit Plan, this excess amount is credited to an account for the employee. Each year, the accounts are credited with the same appreciation (or depreciation) which is experienced by CDI’s Retirement Plan for the year. Amounts for contributions haven’t been credited to the Excess Benefit Plan in recent years because no contributions have been made to the Retirement Plan. Upon termination of employment, CDI makes a lump sum cash payment to the participant in an amount equal to the participant’s account in the Excess Benefit Plan. Cecilia Venglarik and Joseph Seiders are the only NEOs who have a balance in the Excess Benefit Plan.

2004 Buyback Program for Unused Time-Off

In 2004, CDI changed its policy regarding the ability of employees to carry over unused paid time-off from year to year. After 2004, the company generally prohibited such carry-overs. In transitioning to the new policy, the company offered all employees who had accumulated more than 40 unused paid time-off days the option to (a) use their remaining time-off days before the end of 2004, (b) defer payment for the unused days until termination of their employment (with the payment based on their salary in effect as of September 30, 2004), or (c) receive, shortly after the end of 2004, cash equal to 50% of the value of the unused days. Of the NEOs, Cecilia Venglarik and Joseph Seiders selected option (b), Roger Ballou selected option (c) and Mr. Kerschner was not employed by CDI in 2004 and so was not a participant in this buyback program.

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested SARs will vest as of the date of such event. Mark Kerschner, Cecilia Venglarik and Joseph Seiders each hold SARs that are subject to this provision.

Stock Options. Under CDI’s standard form of stock option agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested stock options will vest as of the date of such event. Ms. Venglarik and Mr. Seiders each hold stock options that are subject to this provision.

Time-Vested Deferred Stock. For 2005 awards of TVDS, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any then-unvested shares of TVDS will vest as of the date of such event. For all awards of TVDS made after 2005, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such event, and any other shares of TVDS which have not vested as of the date of such event will be forfeited. Mr. Kerschner, Ms. Venglarik and Mr. Seiders each hold shares of TVDS that are subject to these provisions.

Stock Purchase Plan (SPP) Units. Under the SPP, if a participant’s employment with CDI terminates before the vesting period applicable to any SPP unit has elapsed, the following rules apply:

•

If the termination occurs less than three years after the SPP units are credited to the participant’s SPP account and is by the company for cause or as a result of the participant’s resignation (except for retirement), the participant will receive, in cash and not in stock, the lesser of the amounts withheld from the participant’s incentive compensation or the then market price of CDI stock equivalent to the number of SPP units in the participant’s account. Any SPP units received in connection with the company match are forfeited.

•

If the termination occurs for any reason more than three years after the SPP units are credited to the participant’s SPP account, then the unvested SPP units will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

•

If the termination occurs at any time due to the participant’s retirement or disability or for any reason other than cause or the participant’s resignation, then the unvested SPP units will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units. Under his 2008 employment agreement, if Roger Ballou remains employed by CDI through the end of his employment term on March 31, 2011 and does not become employed by another company for one year following that date, he will be deemed to have retired as of that date.

Each of the current NEOs holds SPP units that are subject to these provisions.

Potential Payments to the NEOs upon Termination of Employment or Change-in-Control

The following tables set forth the benefits that each NEO would receive if his or her termination or separation from employment or a change in control of CDI occurred on December 31, 2007. Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, in a form that is satisfactory to the company. The release and waiver of claims also includes covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment.

The actual amounts paid to a NEO can only be determined at the time of the NEO’s separation from the company, and so the actual amounts paid to a NEO upon a termination of employment is likely to differ from the amounts set forth in these tables.

Roger H. Ballou

Type of Payment or Benefit	Termination by CDI for Cause or Resignation by Executive not for Good Reason ($)	Termination by CDI Not for Cause or Resignation by Executive for Good Reason ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)	Change in Control then Resignation by Executive for Good Reason or Termination by CDI without Cause ($)
Salary continuation	0	687,500	0	0	0
Continuation of medical insurance benefits (company contribution) (1)	0	6,202	0	0	0
Non-Equity Incentive Plan Compensation	0	768,750	768,750	0	0
Distribution of balance in Deferred Compensation Plan (2)	217,417	217,417	217,417	217,417	217,417
Accelerated vesting of stock options (5)	0	410,500	0	410,500	410,500
Accelerated vesting of restricted stock (3)	0	159,153	0	159,153	159,153
Accelerated vesting of SPP units (3)	78,918	82,503	82,503	0	82,503
Additional payment up to Section 280G limit (4)	0	0	0	0	2,397,737
Total	296,335	2,332,025	1,068,670	787,070	3,267,310

Mark A. Kerschner

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	335,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (1)	0	6,202	0	0
Basic life insurance	0	212	0	0
Non-Equity Incentive Plan Compensation	0	268,803	268,803	0
Distribution of balance in Deferred Compensation Plan (2)	15,630	15,630	15,630	15,630
Accelerated vesting of TVDS (3)	0	0	87,584	0
Accelerated vesting of SPP units (3)	32,942	33,566	33,566	0
Total	48,572	674,413	405,583	15,630

Cecilia J. Venglarik

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	260,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (1)	0	4,475	0	0
Basic life insurance	0	212	0	0
Non-Equity Incentive Plan Compensation	0	189,420	189,420	0
Distribution of balance in Deferred Compensation Plan (2)	197,725	197,725	197,725	197,725
Distribution of balance in Excess Benefit Plan	6,382	6,382	6,382	0
Payment under 2004 buyback program for unused paid time off	26,231	26,231	26,231	0
Accelerated vesting of SARs (5)	0	0	6,025	0
Accelerated vesting of stock options (5)	0	0	2,040	0
Accelerated vesting of TVDS (3)	0	0	40,285	0
Accelerated vesting of SPP units (3)	42,698	50,889	50,889	0
Total	273,036	750,334	518,997	197,725

Joseph R. Seiders

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	294,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (1)	0	4,475	0	0
Basic life insurance	0	212	0	0
Non-Equity Incentive Plan Compensation	0	165,476	165,476	0
Distribution of balance in Deferred Compensation Plan (2)	118,218	118,218	118,218	118,218
Distribution of balance in Excess Benefit Plan	58,478	58,478	58,478	0
Payment under 2004 buyback program for unused paid time off	28,946	28,946	28,946	0
Accelerated vesting of SARs (5)	0	0	6,025	0
Accelerated vesting of stock options (5)	0	0	2,040	0
Accelerated vesting of TVDS (3)	0	0	30,459	0
Accelerated vesting of SPP units (3)	33,381	39,839	39,839	0
Total	239,023	724,644	449,481	118,218

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change-in-Control:

(1)	Assumes the continuation of medical insurance benefits during a one-year severance period, the longest period provided under Mr. Ballou’s 2005 employment agreement, which was in effect as of December 31, 2007.

(2)	The amounts in this row are elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards earned by the executive plus investment earnings on those deferrals.

(3)	The value of TVDS, restricted stock and SPP units subject to accelerated vesting is based on the market price of CDI stock on December 31, 2007, which was $24.26 per share. Includes any additional shares (or cash in the case of restricted stock) which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction is made for the taxes which would be payable by the executive upon the vesting of the TVDS, restricted stock or SPP units.

(4)	This is a payment that would be made to Mr. Ballou in an amount equal to the maximum additional cash compensation that can be paid to him without the imposition of any excise tax under Section 4999 of the Internal Revenue Code or the loss of any deduction by the company under Section 280G of the Internal Revenue Code (taking into account in such calculation the accelerated vesting of restricted stock, stock options and SPP units). This payment was calculated as 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

(5)	The value of SARs or stock options subject to accelerated vesting is based on the amount by which the market price of CDI stock on December 31, 2007 ($24.26 per share) exceeds the exercise price of the SAR or stock option. No deduction is made for the taxes which would be payable by the executive upon exercise of the SARs or stock options.

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2007 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2009 Proxy Statement, to be considered for action at the 2009 annual meeting of shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 25, 2008 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2009 Proxy Statement but which properly comes before the 2009 annual meeting of shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 10, 2009, then the proxy solicited by the Board for the 2009 annual meeting of shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 24, 2008
Philadelphia, Pennsylvania

PROXY

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis , and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 12, 2008, at CDI Corp.’s annual meeting of shareholders to be held on May 20, 2008, or any adjournments or postponements thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter in their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 24, 2008 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL SEVEN NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2008. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Your vote is important to us. Please promptly mail back this proxy card or vote online or by phone. See the other side for instructions on how to vote by Internet or telephone.

The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposal 2.					Please Mark Here for Address	☐
Change or Comments SEE REVERSE SIDE
	FOR	WITHHOLD for all		FOR	AGAINST	ABSTAIN
Proposal 1 – ELECTION OF DIRECTORS	☐	☐	Proposal 2 – To ratify the appointment of KPMG LLP as CDI Corp.’s independent auditor for 2008.	☐	☐	☐

The seven nominees are:

01 Roger H. Ballou 02 Michael J. Emmi 03 Walter R. Garrison 04 Lawrence C. Karlson	05 Ronald J. Kozich 06 Constantine N. Papadakis 07 Barton J. Winokur

WITHHOLD VOTE FOR: (Write the name(s) or number(s) of such nominee(s) in the space provided below.)

Signature	Title (if applicable)	Date

NOTE: Please sign exactly as name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/cdi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials , investment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.